Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES THIRD QUARTER 2017 RESULTS

•	12% growth in net sales primarily driven by strong volume increase of 7%
•	Net income of $11.1 million and earnings per diluted share of $0.83 includes the impact of $9.7 million or $0.52 per diluted share of Houghton combination-related expenses
•	6% increase in non-GAAP earnings per diluted share to $1.32
•	Solid earnings drives 4% increase in adjusted EBITDA to $29.4 million

October 26, 2017

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a net sales increase of 12% to $212.9 million in the third quarter of 2017 compared to $190.4 million in the third quarter of 2016, driven by organic and acquisition volume growth of 5% and 2%, respectively. These strong volumes drove a 5% increase in gross profit quarter-over-quarter, despite lower gross margin in the third quarter of 2017 primarily attributable to higher raw material costs and changes in the mix of certain products sold. In addition, current quarter operating income benefited from the Company’s continued discipline in managing selling, general and administrative expenses (“SG&A”), leveraging its significant sales growth in the current quarter.

The Company’s third quarter of 2017 net income was $11.1 million and its earnings per diluted share was $0.83, which includes $9.7 million, or $0.52 per diluted share, of expenses incurred related to the Company’s previously announced pending combination with Houghton International, Inc (“Houghton”). The Company’s third quarter of 2016 net income was $16.0 million and its earnings per diluted share was $1.21, which included $1.2 million, or $0.08 per diluted share, of similar combination-related expenses. Excluding these combination-related expenses and other non-core items, the Company’s operating performance, coupled with a lower current quarter effective tax rate, drove non-GAAP earnings per diluted share to $1.32, a 6% increase compared to $1.25 in the prior year period. The Company’s adjusted EBITDA of $29.4 million in the third quarter of 2017 represented a 4% increase compared to $28.3 million in the third quarter of 2016. Also, the Company’s strong performance drove solid operating cashflows of $20.0 million in the third quarter of 2017.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our third quarter results, despite higher raw material costs which continued to increase more than we had expected in the quarter. We were able to grow our organic volumes by 5% on continued market share gains, as well as from increased production in some of our end markets. While our gross margins declined due to raw material price increases, we were able to partially offset this decline with savings realized from our previously announced restructuring program and other cost streamlining initiatives. Overall, we achieved a 4% increase in adjusted EBITDA and a 6% increase in non-GAAP earnings. ”

Mr. Barry continued, “Looking forward, we expect our gross margins to trend upwards over the next few quarters, gradually heading back to our 37% target. We remain committed to our strategy and believe our ability to take market share and leverage our past acquisitions will continue to help offset market challenges. Our 2017 plans continue to indicate growth in both the top line and bottom line, excluding Houghton-related costs, with earnings growth in all regions. Overall, we continue to remain confident in our future and expect 2017 to be another good year for Quaker, as we expect to increase non-GAAP earnings and adjusted EBITDA for the eighth consecutive year. In addition, we remain truly excited for the close of our previously announced combination with Houghton, as it will create long-term sustainable value for our customers and shareholders. The deal still remains on track to close by the end of this year or the first quarter of 2018.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Third Quarter of 2017 Summary

Net sales in the third quarter of 2017 were $212.9 million compared to $190.4 million in the third quarter of 2016. The $22.5 million or 12% increase in net sales was due to a 5% increase in organic volumes, a 2% increase from acquisitions, a 3% increase due to changes in price and product mix and the positive impact from foreign currency translation of $3.8 million or 2%.

Gross profit in the third quarter of 2017 increased $3.9 million or 5% from the third quarter of 2016, primarily due to the increase in sales volumes, noted above, partially offset by a lower gross margin of 35.1% in the third quarter of 2017 compared to 37.2% in the prior year quarter. The decrease in the Company’s gross margin was primarily due to higher raw material costs compared to the prior year and changes in the mix of certain products sold.

SG&A increased $3.2 million during the third quarter of 2017 compared to the third quarter of 2016 due to the net impact of several factors. Specifically, the Company’s SG&A increased as a result of higher labor-related costs, primarily due to annual compensation increases and the timing of certain incentive compensation accruals, additional SG&A associated with the Company’s fourth quarter of 2016 Lubricor Inc. acquisition, and an increase due to the impact of foreign currency translation. These increases in SG&A quarter-over-quarter were partially offset by decreases from certain cost savings efforts, including the Company’s 2015 global restructuring program.

During the third quarter of 2017, the Company incurred $9.7 million or $0.52 per diluted share of expenses related to its previously announced combination with Houghton, including certain legal, financial, and other advisory and consultant expenses related to integration planning, regulatory and shareholder approvals associated with the combination. In the third quarter of 2016 the Company incurred $1.2 million or $0.08 per diluted share of due diligence expenses related to this combination.

Operating income in the third quarter of 2017 was $14.0 million compared to $21.9 million in the third quarter of 2016. The decrease in operating income was primarily due to higher combination-related expenses and higher levels of SG&A not related to the Houghton combination, which more than offset gross profit increases on strong volume growth.

Other income (expense), net, increased $0.3 million quarter-over-quarter primarily due to higher foreign currency transaction gains realized in the third quarter of 2017 compared to the third quarter of 2016.

Interest expense was relatively consistent during the third quarter of 2017 compared to the third quarter of 2016. Interest income increased $0.2 million quarter-over-quarter primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns.

The Company’s effective tax rates for the third quarters of 2017 and 2016 were 22.1% and 28.3%, respectively. The Company’s relatively low third quarter of 2017 effective tax rate was driven by the favorable impact of an accounting standard that was adopted in the current year. Comparatively, the third quarter of 2016 effective tax rate reflected earnings taxed at one of the Company’s subsidiaries at a statutory tax rate of 25% while awaiting recertification of a concessionary 15% tax rate, which the Company received and recorded the full year benefit of during the fourth quarter of 2016. This concessionary tax rate was available to the Company throughout 2017. Both the third quarters of 2017 and 2016 effective tax rates included the tax benefit of changes in uncertain tax positions, which were more favorable to the effective tax rate in the prior year quarter as compared to the current quarter.

Equity in net income of associated companies (“equity income”) decreased $0.2 million quarter-over-quarter primarily driven by lower earnings from the Company’s interest in a captive insurance company.

The Company’s net income attributable to noncontrolling interest increased $0.2 million quarter-over-quarter primarily due to an improvement in performance of certain consolidated affiliates in the Company’s Asia/Pacific region.

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In addition to the foreign currency transaction gains realized in other income noted above, the impacts from foreign currency translation also positively impacted the Company’s third quarter of 2017 results by approximately 1%, or $0.02 per diluted share.

Year-to-Date 2017 Summary

Net sales in the first nine months of 2017 were $609.0 million compared to $555.4 million in the first nine months of 2016. The $53.6 million or 10% increase in net sales was due to a 6% increase in organic volumes, a 2% increase from acquisitions and a 2% increase due to changes in price and product mix. Foreign currency translation negatively impacted net sales by less than 1% or $1.2 million.

Gross profit in the first nine months of 2017 increased $7.2 million or 3% from the first nine months of 2016, primarily due to the increase in sales volumes, noted above, partially offset by a lower gross margin of 35.7% in the first nine months of 2017 compared to 37.9% in the prior year. The decrease in the Company’s gross margin during the first nine months of 2017 was primarily due to higher raw material costs compared to the prior year and a change in the mix of certain products sold.

SG&A increased $4.0 million in the first nine months of 2017 compared to the prior year primarily due to the Company’s prior year Lubricor Inc. acquisition and higher overall labor related costs, partially offset by the impact of foreign currency translation and the Company’s past cost savings efforts.

During the first nine months of 2017, the Company incurred $23.1 million or $1.47 per diluted share of expenses related to its previously announced combination with Houghton. Similarly, the Company incurred $1.2 million or $0.08 per diluted share of combination-related expenses in the first nine months of 2016.

Operating income in the first nine months of 2017 was $45.7 million compared to $64.4 million in the first nine months of 2016. The decrease in operating income was primarily due to the Houghton combination-related expenses along with slightly higher levels of SG&A not related to the Houghton combination, which more than offset gross profit increases on strong volume growth.

The Company had other expense of $1.4 million in the first nine months of 2017 compared to $0.2 million in the first nine months of 2016. The increase in other expense was primarily driven by a second quarter of 2017 U.S. pension plan settlement charge, partially offset by slightly higher foreign currency transaction gains and an increase in receipts of local municipality-related grants in one of the Company’s regions year-over-year.

Interest expense was relatively consistent year-over-year. Interest income was $0.4 million higher in the first nine months of 2017 compared to the first nine months of 2016, primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns.

The Company’s effective tax rates for the first nine months of 2017 and 2016 were 32.5% and 31.0%, respectively. The Company’s first nine months of 2017 effective tax rate was elevated due to the impact of certain non-deductible Houghton combination-related expenses, partially offset by the favorable impact of the accounting standard adoption, noted above. The first nine months of 2016 effective tax rate was also elevated due to the temporarily inflated tax rate at one of the Company’s subsidiaries, noted in the quarter summary above.

Equity income increased $0.7 million in the first nine months of 2017 compared to the first nine months of 2016. The increase was primarily due to higher earnings from the Company’s interest in a captive insurance company in the current year.

The Company had a $0.5 million increase in net income attributable to noncontrolling interest in the first nine months of 2017 compared to the first nine months of 2016, primarily due to an improvement in performance of certain consolidated affiliates in the Company’s Asia/Pacific region.

The impacts from foreign currency translation negatively impacted the Company’s first nine months of 2017 results by approximately 1%, or $0.04 per diluted share, which does not include the foreign currency transaction gains realized in other income noted above.

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Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $20.0 million in the third quarter of 2017 increased its year-to-date net operating cash flow to $40.8 million, as compared to $53.0 million in the first nine months of 2016. The decrease in net operating cash flow was primarily due to $12.7 million of Houghton combination-related payments in the current year and higher cash invested in the Company’s working capital as a result of the Company’s strong sales growth. In addition, the Company paid $4.7 million in cash dividends during the third quarter of 2017, increasing its total dividends paid year-to-date by $0.8 million to $13.9 million, which represents a 6% increase in cash dividends paid year-over-year. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at September 30, 2017 by $36.0 million and the Company’s total debt continued to be less than one times its trailing twelve month adjusted EBITDA.

Houghton Combination

On April 4, 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which was approximately $690 million at signing. At closing, the total aggregate purchase consideration is dependent on the Company’s stock price and the level of Houghton’s indebtedness. The Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity at closing, and has since replaced these commitments with a syndicated bank agreement with customary terms and conditions. Funding of the syndicated bank agreement is contingent upon closing of the Combination, and until then the Company will only incur certain interest costs to maintain the banks’ capital committment. In addition, the issuance of the Company’s shares at closing of the Combination was subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange, and approval was received at a meeting of the Company’s shareholders during the third quarter of 2017. Also, the Combination is subject to regulatory approvals in the United States, Europe, China and Australia. The Company received regulatory approval from China in July 2017 and from Australia in October 2017. Depending on the remaining regulatory approvals noted above, as well as other customary terms and conditions set forth in the share purchase agreement, the Company still estimates closing of the Combination to occur either late in the fourth quarter of 2017 or the first quarter of 2018.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.83	$1.21	$2.25	$3.32
Equity income in a captive insurance company per diluted share	(0.03)	(0.04)	(0.11)	(0.07)
Houghton combination-related expenses per diluted share	0.52	0.08	1.47	0.08
U.S. pension plan settlement charge per diluted share	—	—	0.09	—
Cost streamlining initiative per diluted share	—	—	0.01	—
Currency conversion impacts of the Venezuelan bolivar fuerte per diluted share	0.00	—	0.03	0.01
Non-GAAP earnings per diluted share	$1.32	$1.25	$3.74	$3.34

	Three Months Ended September 30,		Nine Months Ended September 30
	2017	2016	2017	2016
Net income attributable to Quaker Chemical Corporation	$11,142	$16,008	$30,040	$43,969
Depreciation and amortization	5,017	4,868	14,954	14,788
Interest expense	793	758	2,229	2,226
Taxes on income before equity in net income of associated companies	3,140	6,121	14,229	19,664
Equity income in a captive insurance company	(400)	(597)	(1,427)	(952)
Houghton combination-related expenses	9,675	1,157	23,088	1,157
U.S. pension plan settlement charge	—	—	1,860	—
Cost streamlining initiative	—	—	286	—
Currency conversion impacts of the Venezuelan bolivar fuerte	35	—	375	88
Adjusted EBITDA	$29,402	$28,315	$85,634	$80,940
Adjusted EBITDA margin (%)	13.8%	14.9%	14.1%	14.6%

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors, including those related to the previously announced Houghton combination, could also adversely affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2016, the proxy statement filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the third quarter of 2017 results is scheduled for October 27, 2017 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$212,918	$190,428	$609,010	$555,420

Cost of goods sold	138,142	119,531	391,512	345,141

Gross profit	74,776	70,897	217,498	210,279
%	35.1%	37.2%	35.7%	37.9%

Selling, general and administrative expenses	51,092	47,877	148,740	144,720
Combination-related expenses	9,675	1,157	23,088	1,157

Operating income	14,009	21,863	45,670	64,402
%	6.6%	11.5%	7.5%	11.6%

Other income (expense), net	249	(10)	(1,427)	(245)
Interest expense	(793)	(758)	(2,229)	(2,226)
Interest income	762	551	1,825	1,444
Income before taxes and equity in net income of associated companies	14,227	21,646	43,839	63,375

Taxes on income before equity in net income of associated companies	3,140	6,121	14,229	19,664
Income before equity in net income of associated companies	11,087	15,525	29,610	43,711

Equity in net income of associated companies	617	826	2,049	1,389

Net income	11,704	16,351	31,659	45,100

Less: Net income attributable to noncontrolling interest	562	343	1,619	1,131

Net income attributable to Quaker Chemical Corporation	$11,142	$16,008	$30,040	$43,969
%	5.2%	8.4%	4.9%	7.9%

Share and per share data:
Basic weighted average common shares outstanding	13,217,165	13,143,884	13,196,255	13,128,996
Diluted weighted average common shares outstanding	13,251,693	13,173,844	13,238,073	13,147,825

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.84	$1.21	$2.26	$3.32
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.83	$1.21	$2.25	$3.32

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	September 30,	December 31,
	2017	2016
ASSETS

Current assets
Cash and cash equivalents	$109,088	$88,818
Accounts receivable, net	218,243	195,225
Inventories, net	90,252	77,082
Prepaid expenses and other current assets	24,272	15,343
Total current assets	441,855	376,468

Property, plant and equipment, net	86,278	85,734
Goodwill	85,816	80,804
Other intangible assets, net	73,514	73,071
Investments in associated companies	25,191	22,817
Non-current deferred tax assets	22,229	24,382
Other assets	29,644	28,752
Total assets	$764,527	$692,028

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$700	$707
Accounts and other payables	95,584	82,164
Accrued compensation	20,470	19,356
Accrued restructuring	-	670
Other current liabilities	39,367	24,514
Total current liabilities	156,121	127,411
Long-term debt	72,374	65,769
Non-current deferred tax liabilities	12,618	12,008
Other non-current liabilities	71,355	74,234
Total liabilities	312,468	279,422

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2017- 13,299,294 shares; 2016 - 13,277,832 shares	13,299	13,278
Capital in excess of par value	113,129	112,475
Retained earnings	380,421	364,414
Accumulated other comprehensive loss	(66,673)	(87,407)
Total Quaker shareholders' equity	440,176	402,760
Noncontrolling interest	11,883	9,846
Total equity	452,059	412,606
Total liabilities and equity	$764,527	$692,028

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net income	$31,659	$45,100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,464	9,469
Amortization	5,490	5,319
Equity in undistributed earnings of associated companies, net of dividends	(1,919)	(1,314)
Deferred compensation and other, net	(1,190)	3,083
Stock-based compensation	3,269	4,942
(Gain) loss on disposal of property, plant and equipment and other assets	(50)	44
Insurance settlement realized	(542)	(809)
Combination-related expenses, net of payments	10,367	1,157
Pension and other postretirement benefits	608	(3,373)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(12,946)	(5,926)
Inventories	(9,272)	(3,741)
Prepaid expenses and other current assets	(5,217)	(868)
Accounts payable and accrued liabilities	11,755	4,088
Restructuring liabilities	(675)	(4,194)
Net cash provided by operating activities	40,801	52,977

Cash flows from investing activities
Investments in property, plant and equipment	(8,032)	(6,311)
Payments related to acquisitions, net of cash acquired	(5,363)	(3,244)
Proceeds from disposition of assets	67	54
Insurance settlement interest earned	35	24
Change in restricted cash, net	507	785
Net cash used in investing activities	(12,786)	(8,692)

Cash flows from financing activities
Proceeds from long-term debt	4,472	-
Repayments of long-term debt	(488)	(6,842)
Dividends paid	(13,893)	(13,052)
Stock options exercised, other	(2,594)	64
Payments for repurchase of common stock	-	(5,859)
Excess tax benefit related to stock option exercises	-	167
Net cash used in financing activities	(12,503)	(25,522)

Effect of exchange rate changes on cash	4,758	(792)
Net increase in cash and cash equivalents	20,270	17,971
Cash and cash equivalents at the beginning of the period	88,818	81,053
Cash and cash equivalents at the end of the period	$109,088	$99,024